Exhibit 99.4

Trammell Crow Company

Summarized Operating Data by Segment

(in thousands)

(UNAUDITED)

	For the Six Months		For the Three Months
	Ended June 30,		Ended June 30,
	2003	2002	2003	2002
	(A)	(A), (B)		(A), (B)
Global Services:
Total revenues	$308,647	$319,531	$161,361	$161,572
Operating costs and expenses	302,394	319,961	158,455	160,309
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	6,253	(430)	2,906	1,263
Minority interest, before income taxes	262	2,458	404	1,815
Income from investments in unconsolidated subsidiaries, before income taxes	590	1,501	1,759	946
Income from continuing operations, before income taxes	7,105	3,529	5,069	4,024
Income from discontinued operations, before income taxes	253	—	—	—
Income before income taxes	7,358	3,529	5,069	4,024
Depreciation and amortization	8,464	8,725	4,716	4,449
Interest	1,149	1,225	423	662
EBITDA (E)	$16,971	$13,479	$10,208	$9,135

Development and Investment:
Total revenues	$21,045	$31,143	$7,744	$17,173
Operating costs and expenses	30,037	33,136	14,727	18,230
Loss from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(8,992)	(1,993)	(6,983)	(1,057)
Minority interest, before income taxes	2,090	(324)	1,559	(323)
Income from investments in unconsolidated subsidiaries, before income taxes	7,153	5,991	5,892	4,120
Income from continuing operations, before income taxes	251	3,674	468	2,740
Loss from discontinued operations, before income taxes	(103)	(172)	(58)	(60)
Income before income taxes	148	3,502	410	2,680
Depreciation and amortization (C)	993	497	520	221
Interest (D)	3,076	4,060	1,326	2,049
EBITDA (E)	$4,217	$8,059	$2,256	$4,950

Total:
Total revenues	$329,692	$350,674	$169,105	$178,745
Operating costs and expenses	332,431	353,097	173,182	178,539
Income (loss) from continuing operations before income taxes, minority interest and income from investments in unconsolidated subsidiaries	(2,739)	(2,423)	(4,077)	206
Minority interest, before income taxes	2,352	2,134	1,963	1,492
Income from investments in unconsolidated subsidiaries, before income taxes	7,743	7,492	7,651	5,066
Income from continuing operations, before income taxes	7,356	7,203	5,537	6,764
Income (loss) from discontinued operations, before income taxes	150	(172)	(58)	(60)
Income before income taxes	7,506	7,031	5,479	6,704
Depreciation and amortization (C)	9,457	9,222	5,236	4,670
Interest (D)	4,225	5,285	1,749	2,711
EBITDA (E)	$21,188	$21,538	$12,464	$14,085

(A) In accordance with the discontinued operations provisions of FAS 144, certain revenues and expenses for the three months ended March 31, 2003, and for the three and six months ended June 30, 2002, have been reclassified to conform to the presentation for the three months ended June 30, 2003. These reclassifications did not have any impact on net income or EBITDA.

(B) In the fourth quarter of 2002, the Company applied the provisions of EITF 01-14, requiring that it include as revenue and expense (in equal amounts) client reimbursements for certain out-of-pocket general and administrative costs, including contract labor that has been included in salaries, wages and benefits. Previously, these reimbursements were treated as offsets to expenses rather than shown as revenues. Prior period amounts have been reclassified to provide consistent treatment. Certain other revenues and expenses have also been reclassified to conform to fourth quarter 2002 presentation.  None of these reclassifications had any impact on net income. The reclassifications did reduce Global Services segment EBITDA for the three and six months ended June 30, 2002 by $795 and $1,487 respectively.

(C)  Includes depreciation and amortization related to discontinued operations of $41 and $86 for the three and six months ended June 30, 2003, respectively.  There was no depreciation and amortization related to discontinued operations for the three and six months ended June 30, 2002.

(D)  Includes interest related to discontinued operations of $123 and $258 for the three and six months ended June 30, 2003, respectively, and $123 and $235 for the three and six months ended June 30, 2002, respectively.

(E) EBITDA represents earnings before interest, income taxes and depreciation and amortization. The Company believes that EBITDA is a meaningful measure of the Company’s operating performance, cash generation and ability to service debt. However, EBITDA should not be considered as an alternative to: (1) net earnings (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)); (2) operating cash flow (determined in accordance with GAAP); or (3) liquidity. The Company also believes that EBITDA is sometimes useful to compare the operating results of companies within an industry due to the fact that it eliminates the effects of certain financing and accounting decisions. The Company’s calculation of EBITDA may, however, differ from similarly titled items reported by other companies.